Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 2 to Form S-1 on the Registration Statement on Form S-3 (Registration No. 333-193869) of ITUS Corporation (the “Company”) of our report dated December 22, 2015, relating to our audits of the Company’s consolidated financial statements as of October 31, 2015 and 2014, and for each of the years ended October 31, 2015 and 2014, included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2015. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

January 22, 2016